Exhibit 21.1

Chi Ko Holdings Limited

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Orange Space Limited	British Virgin Islands

Chiu & Lee Partners Construction Company Limited	Hong Kong